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                                                                    EXHIBIT 99.5

                      C O R R E C T I O N - GlobalMedia.com

TORONTO, May 2 /CNW-PRN/ - GlobalMedia.com (NASDAQ: GLMC), www.globalmedia.com, an award-winning Internet company focused on providing companies with revenue generating e-commerce and streaming solutions, today announced that it has sold, in a private placement, $5 million of its preferred stock to a fund managed by Rose Glen Capital Management, L.P.. Pursuant to the arrangement, GlobalMedia.com received $5 million in an initial closing and an additional $5 million will be received in a second closing subject to the satisfaction of certain conditions to closing, none of which are within the investor's control. The preferred stock issued is convertible into GlobalMedia.com common stock at a conversion price equal to $6.435, or if lower, the market price at the time of conversion. The purchaser also received five-year warrants to purchase 388,500 shares of common stock at an exercise price of 7.0785 per share. In addition, on conversion of the preferred stock, the purchaser has the option to purchase up to an additional $5 million of common stock at a price per share equal to the then effective conversion price.

GlobalMedia.com's President Jeff Mandlebaum commented, "We are pleased that an existing shareholder, one that has had a significant investment in GlobalMedia.com since May 1999, has provided this investment. This funding will allow us to meet certain obligations to RealNetworks, grow our business internally and possibly through acquisitions, and bulk up our sales team."

GlobalMedia.com's Chairman Michael Metcalfe said, "Over the past year, we have demonstrated that we deliver results. Namely, we successfully developed and launched our media player, streaming and e-commerce solutions and most recently achieved a listing on the National Market tier of the Nasdaq Stock Market, the preeminent technology stock market. We look forward to delivering on the growth opportunities this financing presents to us."

ABOUT GLOBALMEDIA.COM

Winner of the prestigious Linux Journal award for the "Best Overall Linux Solution" at Comdex Fall '99, GlobalMedia.com provides Internet e-commerce and streaming tools to companies that are looking to leverage their existing brand names and customer base to the Internet. GlobalMedia.com's streaming media and e-commerce infrastructure focuses on providing businesses with a totally integrated, private branded solution: interactive stimulating audio and video, banner and rich media advertising, and e-commerce.

The GlobalMedia.com e-commerce solution offers private label e-commerce capabilities. The GlobalMedia.com Broadcast Network ("GMBN") is a distributed, multi-tiered Internet broadcast network that combines leading edge signal aggregation and broadcast technologies to provide clients and end users with what GlobalMedia.com believes to be the highest quality streaming media experience available.

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GlobalMedia.com trades on the Nasdaq National Market tier of the Nasdaq Stock
Market, under the symbol GLMC. The Company has established important relationships with RealNetworks (Nasdaq: RNWK - news), Liquid Audio (Nasdaq:
LQID - news), MCI/Worldcom (Nasdaq: WCOM - news) and Muze.

This press release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and section 21E of the Exchange Act of 1934 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including technological and operational challenges, changes in consumer preferences and developments affecting the Internet.










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